Exhibit 99.1

FOR:	AMREP Corporation

620 W. Germantown Pike, Suite 175

Plymouth Meeting, PA 19462

CONTACT:	Robert Wisniewski

Executive Vice President and Chief Financial Officer

(610) 487-0902

AMREP REPORTS FISCAL 2017 RESULTS

Plymouth Meeting, Pennsylvania, July 18, 2017 – AMREP Corporation (the “Company”) (NYSE: AXR) today reported a net loss of $15,000, or $0.00 per share, for its 2017 fiscal year ended April 30, 2017 compared to a net loss of $10,224,000, or $1.27 per share, in 2016. Revenues for 2017 were $42,368,000 compared to $41,664,000 in 2016.

The net loss for 2016 included pre-tax, non-cash impairment charges of $10,406,000 ($6,556,000 after tax, or $0.81 per share). Pre-tax, non-cash impairment charges in 2017 were $150,000 ($95,000 after tax or $.01 per share). Excluding the impairment charges, 2016 results were a net loss of $3,668,000, or $0.46 per share, compared to net income of $80,000, or $.01 per share, in 2017.

In commenting on 2017’s results, the Company’s Chairman, Edward B. Cloues, II, said “The Company significantly improved its operating performance and cash flow metrics in 2017 following the three year restructuring and simplification of its business portfolio and balance sheet that was completed in 2016. This improvement was primarily the result of a stronger real estate business in 2017, but it also reflected the substantial benefits of the now completed restructuring activities as well as a continued focus on expense reductions. Cash from operations enabled the Company to satisfy outstanding notes payable of $12,939,000 during 2017. As a result, the Company enters fiscal year 2018 with no financing debt and is better positioned to consider and capitalize on future growth opportunities.”

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area and its Fulfillment Services business operated by Palm Coast Data LLC performs fulfillment and contact center services for publications, membership organizations, government agencies and other direct marketers.

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AMREP CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Twelve Months Ended April 30,
	2017	2016

Revenues	$42,368,000	$41,664,000

Net loss	$(15,000)	$(10,224,000)

Earnings (loss) per share – Basic and Diluted	$0.00	$(1.27)

Weighted average number of common shares outstanding - basic	8,052,000	8,037,000
Weighted average number of common shares outstanding - diluted	8,077,000	8,059,000

AMREP Corporation’s financial statements on Form 10-K are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on the Company’s website (www.amrepcorp.com/SECfiles).